Exhibit 99.3

Joint Filing Agreement

This will confirm the agreement by and between the undersigned that the Statement on Schedule 13D (the “Statement”) filed on or about this date with respect to the beneficial ownership by the undersigned of shares of common stock, par value $1.00 per share, of United Industrial Corporation, a Delaware corporation, is being filed on behalf of the undersigned.

Each of the undersigned hereby acknowledges that pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, that each person on whose behalf the Statement is filed is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; and that such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in one or more counterparts by each of the undersigned, and each of which, taken together, shall constitute one and the same instrument.

Date: October 17, 2007

TEXTRON INC.

	By:	/s/ Terrence O'Donnell
	Name:	Terrence O'Donnell
	Title:	Executive Vice President
and General Counsel

MARCO ACQUISITION SUB INC.

	By:	/s/ Arnold M. Friedman
	Name:	Arnold M. Friedman
	Title:	Director and Vice President